Exhibit 107

CALCULATION OF FILING FEE TABLES

F-3

WPP 2025 LLC (Issuer)

WPP plc (Guarantor)

WPP Jubilee (Guarantor)

WPP 2005 Limited (Guarantor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	6.500% Senior Notes due 2036	(1)	457(r)	600,000,000	$1.00	$600,000,000.00	0.0001381	$82,860.00
Fees to be Paid	Other	Guarantee of 6.500% Senior Notes due 2036	(2)	457(n)	0	$0.00	$0.00	0.0001381	$0.00

Total Offering Amounts:							$600,000,000.00		82,860.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$82,860.00

__________________________________________
Offering Note(s)

(1)	The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering.
(2)	Pursuant to Rule 457(n), no separate fee for the guarantees is payable.